Silver Screen Partners Third Quarter Report

                               September 30, 1998


                                     SILVER
                                     SCREEN

DEAR LIMITED PARTNER:


     We are pleased to report that Silver Screen Partners, L.P. has sold the remaining rights to its film portfolio to HBO and can now dissolve. The Partnership received $350,000 from the sale.

     The Partnership expects to dissolve on November 16 and distribute the available balance of cash at that time.

     The final accounting will be provided in the 1998 Annual Report and tax information which will be mailed by March 15. If you need any assistance in the meantime, please contact our Investor Relations Department between the hours of 10 A.M. and 2 P.M., Eastern Standard Time.

Sincerely,


/s/Roland W. Betts


Roland W. Betts
President

Balance Sheets (Unaudited)
--------------------------
                                                 Sept. 30, 1998    Dec. 31, 1997
                                                 --------------    -------------
ASSETS

Current assets:
Cash ...........................................    $    22,498     $    15,583
Temporary investments (at cost, plus accrued
  interest which approximates market) ..........      2,327,212       2,650,398
                                                    -----------     -----------
                                                    $ 2,349,710     $ 2,665,981
                                                    ===========     ===========

LIABILITIES AND PARTNERS' EQUITY
Current liabilities:
Due to managing general partner ................    $     8,456     $    18,165
                                                    -----------     -----------
Total current liabilities ......................          8,456          18,165
Other liabilities ..............................           --           598,273
                                                    -----------     -----------
Total liabilities ..............................          8,456         616,438
                                                    -----------     -----------
Partners' equity:
General partners ...............................       (716,683)       (719,600)
Limited partners ...............................      3,057,937       2,769,143
                                                    -----------     -----------
Total partners' equity .........................      2,341,254       2,049,543
                                                    -----------     -----------
                                                    $ 2,349,710     $ 2,665,981
                                                    ===========     ===========


                       See notes to financial statements.

STATEMENTS OF OPERATIONS (UNAUDITED)

                                                    Three Months       Nine Months       Three Months       Nine Months
                                                           Ended             Ended              Ended             Ended
                                                   Sept.30, 1998     Sept.30, 1998      Sept.30, 1997     Sept.30, 1997
                                                   -------------     -------------      -------------     -------------
REVENUES:
Film revenues ................................     $ 350,000           $ 353,595           $     398           $   7,561
Interest income ..............................        26,300              92,837              36,600             116,787
                                                   ---------           ---------           ---------           ---------
                                                     376,300             446,432              36,998             124,348

COSTS AND EXPENSES:
Film industry guilds obligation ..............          --               (30,188)               --                  --
General and administrative expenses ..........       (35,503)           (124,533)            (32,132)            (98,286)
                                                   ---------           ---------           ---------           ---------
Net income ...................................     $ 340,797           $ 291,711           $   4,866           $  26,062
                                                   =========           =========           =========           =========

NET INCOME ALLOCATED TO:
General partners .............................     $   3,408           $   2,917           $      49           $     261
Limited partners .............................       337,389             288,794               4,817              25,801
                                                   ---------           ---------           ---------           ---------
                                                   $ 340,797           $ 291,711           $   4,866           $  26,062
                                                   =========           =========           =========           =========

Net income per a $500 limited partnership unit
  (based on 165,639 units outstanding) .......     $    2.04           $    1.74           $    0.03           $    0.16
                                                   =========           =========           =========           =========

                       See notes to financial statements.



STATEMENTS OF PARTNERS' EQUITY (UNAUDITED)

                                                                    Year Ended December 31, 1997
                                                        and Nine Months Ended September 30, 1998
                                          ======================================================
                                          General Partners     Limited Partners         Total
                                          ----------------     ----------------         -----

Balance, January 1, 1997 ............    $  (719,930)          $ 2,736,466          $ 2,016,536
Net income, 1997 ....................            330                32,677               33,007
Distributions, 1997 .................           --                    --                   --
                                         -----------           -----------          -----------

Balance, December 31, 1997 ..........       (719,600)            2,769,143            2,049,543
Net income, nine months 1998 ........          2,917               288,794              291,711
Distributions during nine months 1998           --                    --                   --
                                         -----------           -----------          -----------
                                         $  (716,683)          $ 3,057,937          $ 2,341,254
                                         ===========           ===========          ===========


                       See notes to financial statements.

STATEMENTS OF CASH FLOWS (UNAUDITED)

                                                     Nine Months Ended   Nine Months Ended
                                                        Sept. 30, 1998      Sept. 30, 1997
                                                     ------------------  -----------------
CASH FLOWS FROM OPERATING ACTIVITIES:

Net income ...............................................   $ 291,711          $  26,062
Adjustments to reconcile net income to net
    cash provided by operating activities:
    (Increase) decrease in accrued interest receivable ...      (1,814)             3,689
  Net change in operating assets and liabilities:
    (Decrease) increase in due to managing general partner      (9,709)             8,211
    Decrease in other liabilities ........................    (598,273)          (342,434)
                                                             ---------          ---------
Net cash used in operating activities ....................    (318,085)          (304,472)
                                                             ---------          ---------

CASH FLOWS FROM INVESTING ACTIVITIES:
Sale of temporary investments, net .......................     325,000            336,636
                                                             ---------          ---------
Net cash provided by investing activities ................     325,000            336,636
                                                             ---------          ---------

CASH FLOWS FROM FINANCING ACTIVITIES:
Distributions to partners ................................        --                 --
                                                             ---------          ---------
Net cash used in financing activities ....................        --                 --
                                                             ---------          ---------
Net increase in cash .....................................       6,915             32,164
Cash, beginning of year ..................................      15,583             27,424
                                                             ---------          ---------
Cash at end of nine months ...............................   $  22,498          $  59,588
                                                             =========          =========



                       See notes to financial statements.

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NOTES TO FINANCIAL STATEMENTS


TEMPORARY INVESTMENTS

Temporary investments represent investments in commercial paper.


FILM REVENUES

The film investments aggregated approximately $73,000,000 and have been fully amortized. Film revenues are recognized when earned as reported by each distributor. During the first nine months of 1998, the Partnership received approximately $3,595 in film revenues and $350,000 for the sale of the rights of the seven films.

The Partnership resolved all issues with the film industry guilds in the second quarter and recognized an expense of $30,187, which represents the difference between the settlement amounting to $628,460 and the reserve for other liabilities of $598,273.

The Partnership expects to dissolve on November 16, 1998 and distribute the remaining balance of cash less expenses on or before that date.




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Silver Screen Management, Inc.
Chelsea Piers-Pier 62
Suite 300
New York, NY 10011
(212) 336-6700













C 1998 Silver Screen Management, Inc.



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